Exhibit 99.2

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

Alliant Energy Corporation Prices Public Offering of 3,717,502 Shares of Common Stock

Madison, Wisconsin - November 14, 2019 - Alliant Energy Corporation (NASDAQ: LNT) announced today that it has priced its public offering of 3,717,502 shares of its common stock at a public offering price of $52.63 per share. At Alliant Energy’s request, Barclays Bank PLC, acting as the forward counterparty, is borrowing and selling the shares to the underwriter in the offering in connection with the forward sale agreement described below. In conjunction with the offering, Alliant Energy has granted to the underwriter an option to purchase up to 557,625 additional shares of Alliant Energy’s common stock. If such option is exercised, Alliant Energy may, in its sole discretion, enter into an additional forward sale agreement with the forward counterparty with respect to such additional shares, and Alliant Energy currently expects that, if such option is exercised, it will do so.

Barclays Capital Inc. is acting as underwriter for the offering and proposes to offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the offering, Alliant Energy has entered into a forward sale agreement with Barclays Bank PLC, referred to in such capacity as the forward counterparty, pursuant to which Alliant Energy has agreed to sell to the forward counterparty or its affiliates (subject to its right to elect net share or cash settlement of such forward sale agreement) 3,717,502 shares of Alliant Energy’s common stock, at a price per share equal to the public offering price of Alliant Energy’s shares of common stock in this offering, less the underwriting discounts and commissions and subject to certain adjustments.

Alliant Energy intends to use any net proceeds received upon the settlement of the forward sale agreement for general corporate purposes, which may include repayment or refinancing of debt, working capital, construction and acquisition expenditures, investments and repurchases and redemptions of securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission, or SEC. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. In addition, copies of the prospectus and prospectus supplement relating to the shares of common stock offered in the offering may be obtained by contacting: Barclays Capital Inc., Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by e-mail at Barclaysprospectus@broadridge.com.

Forward-Looking Statements

Statements contained in this press release that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified as such because the statements include words such as “may,” “expects,” “intends,” “would,” “expects,” “intends” or other words of similar import.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.  Some, but not all, of the risks and uncertainties that could materially affect actual results include, among others:

•	the satisfaction of customary closing conditions relating to the offering and the forward sale agreement;

•	capital market risks; and

•	the impact of general economic or industry conditions.

There can be no assurance that the offering will be completed on the anticipated terms, or at all.  For more information about potential factors that could affect Alliant Energy’s businesses and financial results, please review “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC and in Alliant Energy’s other filings with the SEC.  These factors should be considered when evaluating the forward-looking statements, and undue reliance should not be placed on such statements.  The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to publicly update such statements to reflect subsequent events or circumstances.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations.  Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 965,000 electric and 415,000 natural gas customers.  Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus.  Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT.